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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE


                                                              SEPTEMBER 14, 1999
                                    Contact:  John Hastings, Halter Marine Group
                                                                  (228) 897-4987

                                   Natalie Pittman, Friede Goldman International
                                                                  (601) 352-1107

              HALTER MARINE GROUP AND FRIEDE GOLDMAN INTERNATIONAL
                         AGREE TO AMEND TERMS OF MERGER

GULFPORT AND JACKSON, MS - Halter Marine Group, Inc. ("Halter") (AMEX: HLX) and Friede Goldman International Inc. ("Friede Goldman") (NYSE: FGI) announced today that they have agreed to amend the terms of their proposed merger due to developments related to a contract dispute with a significant customer, as previously disclosed by Friede Goldman. Under the revised merger agreement, each Halter share will be converted into 0.57 of a share of Friede Goldman. The closing under the revised merger agreement will also be subject to the arrangement of bank financing for the combined company on terms mutually agreeable to Halter and Friede Goldman. The merger proposal was announced on June 1, 1999 and originally provided for the exchange of 0.4614 of a Friede Goldman share for each Halter share. The boards of directors of both companies have approved the revised merger terms, and the investment banking firms representing the two companies have delivered fairness opinions based on the revised terms.

In late August, the parties received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. Assuming approval of the merger at the stockholder meetings of Friede Goldman and Halter, the parties expect to close the merger early in the fourth quarter of calendar year 1999.

"We are pleased that this amendment to the terms of the proposed merger will allow us to move forward to complete the merger," said Friede Goldman Chairman
and CEO     J. L. Holloway.  "We continue to believe that the merger will provide a win-win situation for both companies and for all of our customers."

"We continue to be excited about the benefits to both companies from this merger, including complementary product lines and expertise as well as financial synergies," said Halter Chairman, President and CEO John Dane III.
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                                    -more-

HALTER, FRIEDE GOLDMAN AMEND MERGER TERMS
SEPTEMBER 14, 1999
PAGE 2

Friede Goldman is a leading provider of offshore drilling services, including design, engineering, new construction, repair, retrofit, and conversion. The company operates Friede & Goldman, Ltd., the world's leading naval architecture and marine engineering firm for the offshore drilling market. The company also operates four shipyards in the U.S. and Canada through its subsidiaries HAM Marine, Friede Goldman Offshore, and Friede Goldman Newfoundland. The company also designs, manufactures, and markets equipment for the worldwide offshore industry through its subsidiary Brissonneau & Lotz Marine.

Halter is the world's foremost provider of design, construction, repair and conversion services for vessels, offshore drilling rigs and engineered products serving the offshore energy industry. Its vessel segment is also a leading provider of small to medium-sized ocean-going vessels for government/military and commercial markets. Halter meets its customer requirements through multiple domestic production facilities, four international ventures, a domestic workforce of approximately 7,500 skilled craftsmen, engineers and administrative personnel, and a reputation for quality and performance that is unsurpassed.

The statements contained in this press release that are not historical in nature are forward-looking statements. The forward-looking statements contained here-in are based on current expectations and are not guarantees since there are inherent difficulties in predicting future results, and actual results could differ materially from those expressed or implied in the forward-looking statements. These factors include, without limitation, those disclosed in the Form 10-K and 10-Q filings with the Securities and Exchange Commission for Friede Goldman International and Halter Marine Group.

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